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Exhibit 3.4

CERTIFICATE OF DECREASE
of
SHARES OF SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
of
GENETRONICS BIOMEDICAL CORPORATION

        Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

          1.     The name of the corporation (hereinafter referred to as the "Corporation") is Genetronics Biomedical Corporation, a Delaware corporation.

          2.     The designation of the series of shares of stock of the Corporation to which this certificate relates is Series C cumulative convertible preferred stock, par value $0.001 per share (hereinafter, the "Series C Preferred Stock").

          3.     The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the shares of Series C Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A certificate setting forth the said resolution (the "Certificate of Designations, Rights and Preferences of Series C Cumulative Convertible Preferred Stock") has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

          4.     The Board of Directors of the Corporation has adopted the following resolution:

      RESOLVED, that none of the 4,000 authorized shares of the Series C Preferred Stock of the Corporation have been issued;

      RESOLVED FURTHER, that the number of authorized shares of the Series C Preferred Stock is hereby reduced to 1,091 shares; and

      RESOLVED FURTHER, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Reduction, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 10th day of May, 2004.

GENETRONICS BIOMEDICAL CORPORATION

By:	/s/ PETER KIES
Name:	Peter Kies
Title:	Chief Financial Officer

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CERTIFICATE OF DECREASE of SHARES OF SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK of GENETRONICS BIOMEDICAL CORPORATION